Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
Qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD EARNINGS

QUAKERTOWN, PA (October 26, 2021) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the third quarter of 2021 of $3,424,000, or $0.96 per share on a diluted basis, compared to net income of $3,778,000, or $1.07 per share on a diluted basis, for the same period in 2020.  For the nine months ended September 30, 2021, QNB reported net income of $12,343,000, or $3.47 per share on a diluted basis. This compares to net income of $7,932,000, or $2.25 per share on a diluted basis, reported for the same period in 2020.

The operating performance of QNB Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter and nine months ended September 30, 2021 in comparison with the same periods in 2020.  The change in contribution from QNB Corp. for the quarter and nine months ended September 30, 2021 compared to the same periods in 2020 is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	3 months ended			9 months ended
	9/30/2021	9/30/2020	variance	9/30/2021	9/30/2020	variance
QNB Bank	$3,729,000	$3,207,000	$522,000	$11,070,000	$8,543,000	$2,527,000
QNB Corp	(305,000)	571,000	(874,000)	1,273,000	(611,000)	$1,884,000
Consolidated net income	$3,424,000	$3,778,000	$(354,000)	$12,343,000	$7,932,000	$4,411,000

Total assets as of September 30, 2021 were $1,658,544,000 compared with $1,440,229,000 at December 31, 2020. Loans receivable at September 30, 2021  were $923,778,000 compared with $920,042,000 at December 31, 2020.  Total available for sale debt securities increased $228,407,000, or 52.4%, to  $664,053,000, as excess funds from deposit growth and loan repayments were deployed into higher-yielding securities instead of cash.  Total deposits increased $203,758,000 or 16.6% to $1,431,825,000.  QNB Bank participated in both rounds of the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”), originating 315 loans totaling $35,021,000 during round two in 2021.   The SBA discontinued the program May 31, 2021. Loans receivable, excluding PPP, grew $46.2 million, or 5.4%, to approximately $895,170,000 since December 31, 2020.

“QNB experienced significant increases in a number of key metrics during the period ending September 30, 2021. The Bank reported record net income and earnings per share for a nine-month period and saw substantial growth in deposits, loans and total households. This growth is being fueled by our continuing strategy of serving customers in-person, via drive-in or online 24/7; which in turn, is resulting in significant acquisition of new retail and business relationships,” stated David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2021 totaled $10,584,000 and $31,319,000 respectively, an increase of $1,254,000 and $3,592,000, respectively from the same periods in 2020. Net interest margin was 2.72% for the third quarter of 2021 and 2.78% for the same period in 2020.  Net interest margin was 2.83% for the nine months ended September 30, 2021, compared with 2.96% for the same period in 2020.

The yield on earning assets was 3.01% for the third quarter 2021, a decrease of 19 basis points from 3.20% in the third quarter of 2020. For the nine-month period ended September 30, 2021, yield on earning assets was 3.15%, compared with 3.50% for the same period in 2020.  The cost of interest-bearing liabilities decreased 17 basis points to 0.36% for the quarter and 28 basis points to 0.40% for the nine months ended September 30, 2021, compared with the same period in 2020.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded no provision for loan losses in the third quarter of 2021 compared with $250,000 in the third quarter 2020.  QNB's allowance for loan losses of $11,214,000 represents 1.21% of loans receivable at September 30, 2021 compared to $10,826,000, or 1.18% of loans receivable at December 31, 2020, and $10,765,000, or 1.21% of loans receivable at September 30, 2020.  Excluding the PPP loans, which are expected to be fully forgiven within the next six to twelve months, and are 100% guaranteed by the SBA, the allowance represents 1.25% of loans receivable.  There were $12,000 in net loan recoveries for the quarter and net loan charge-offs of $70,000 for the nine months ended September 30, 2021, respectively, compared with net loan recoveries of $51,000 and net loan charge offs of $122,000 for the same periods in 2020, respectively.   Annualized net loan charge-offs for the quarter and nine months ended September 30, 2021 were -0.01% and 0.01% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $12,144,000, or 1.31% of loans receivable at September 30, 2021, compared with $14,109,000, or 1.53% of loans receivable at December 31, 2020, and $14,666,000, or 1.65% of loans receivable at September 30, 2020.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2021, $4,644,000, or approximately 59% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $18,946,000 at September 30, 2021, a decrease of $3,247,000, or 14.6% from the $22,193,000 reported at December 31, 2020, and an increase of $2,230,000, or 13.3%, from the $16,716,000 reported at September 30, 2020.

Non-Interest Income

Total non-interest income was $1,315,000 for the third quarter of 2021, a decrease of $1,494,000, or 53.2%, compared with the same period in 2020, due primarily to a combined $1,252,000 less improvement in realized and unrealized gain of the equity securities portfolio for the quarter ended September 30, 2021, compared with the same period in 2020.   The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 2.98%. The performance of the portfolio during the quarter and nine months ended September 30, 2021 is commensurate with the overall performance of the U.S. stock market.   Net gain on sale of loans also decreased $524,000 when comparing the third quarter of 2021 with the same period in 2020, as there was a decrease in mortgage origination and loan sales when comparing the periods.

Increases in non-interest income for the quarter ended September 30, 2021 comprise; ATM and debit card income, retail brokerage and advisory income, fees for services to customers and which increased $89,000, $77,000 and $64,000, respectively, when compared to the same period in 2020. ATM and debit card income increase is due to increased card purchase volume, retail brokerage and advisory income is due to increased assets under management and annuity sales, and service charges to customers increase is due primarily to increased overdraft occurrences, when comparing the two periods.

Other non-interest income increased $57,000 when comparing the two periods due to increased merchant income, title insurance income, credit card income and bank owned life insurance of $12,000, $11,000, $5,000  and $17,000, respectively, offset in part by decreased valuation of mortgage servicing rights, sales of checks to depositors income and letter of credit fees of $9,000, $8,000 and $5,000, respectively.  In addition, the Bank recorded $37,000 in other income related to an anti-trust class action settlement related to the purchase of US government agency securities over several years.

For the nine months ended September 30, 2021, non-interest income was $7,253,000, an increase of $3,198,000 compared to the same period in 2020, primarily due improved fair value of the equities portfolio totaling $1,986,000.  In addition to the improvement in fair value, the company realized net gains on sale of equities of $1,022,000 for the nine months ended September 30, 2021, compared with $351,000 in gains on sale of equities for the same period in 2020.  Gains on sale of loans declined $498,000 when comparing the two periods due to reduced mortgage originations.

Excluding the realized gain and change in fair value of equities and gain on sale of loans, net interest income increased $1,039,000, when comparing the two periods, primarily for the same reasons those described in the quarterly results, as well as a life insurance benefit claim of $193,000 received during the first quarter 2021 and year-to-date improved fair value of mortgage servicing rights and servicing income of $61,000.

Non-Interest Expense

Total non-interest expense was $7,790,000 for the third quarter of 2021, increasing $593,000, or 8.2% from $7,197,000  for the same period in 2020.  Salaries and benefits expense increased $372,000, or 8.9%, to $4,554,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $432,000, to $3,899,000 during the third quarter 2021 compared to the same period in 2020 with increases in salary expense and incentive bonus of $178,000 and $211,000, respectively, as well as a reduction in deferred compensation related to loan originations of $31,000.  Medical premiums expense decreased $88,000 due to decreased medical claims when comparing the two periods.  Net occupancy and furniture and equipment expense increased $10,000 to $1,249,000 for the third quarter 2021.

Other non-interest expense increased $211,000, or 11.9%, when comparing third quarter 2021 with the same period in 2020.   Other non-operating expense increases

comprise:  Check card processing expense, FDIC insurance, travel and entertainment, regulatory assessment expense, third party services and marketing of $65,000, $55,000, $31,000, $27,000, $26,000 and $25,000, when comparing the two periods.    Check card expense increases are due to higher card usage.  FDIC insurance  and regulatory assessment increases are based on asset growth. Marketing and travel and entertainment expense increases are due to the resumption of events, seminars and travel due the COVID-19 pandemic.  These increases were offset in part by loan origination and service costs reductions of $33,000 and $9,000, respectively.

For the nine months ended September 30, 2021, non-interest expense was $22,862,000, an increase of $1,518,000, or 7.1%, compared to the same period in 2020.

Provision for income taxes decreased $229,000 to $685,000 in the third quarter 2021 due to decreased pre-tax income and a lower effective tax rate,  compared with the same period in 2020.  The effective tax rates for the quarter and nine months ended September 30, 2021 were 16.7% and 19.1%, respectively, compared with 19.5% and 16.0%, respectively, for the same periods in 2020.  The higher effective tax rate of 19.1% for nine months ended September 30, 2020 is due to the increase in fair value of the equities investments during that period.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20
Assets	$1,658,544	$1,575,353	$1,570,519	$1,440,229	$1,417,073
Cash and cash equivalents	24,160	56,621	108,733	39,331	37,520
Investment securities
Debt securities, AFS	664,053	549,385	469,103	435,646	444,616
Equity securities	15,084	15,445	14,522	12,849	11,691
Loans held-for-sale	2,706	5,018	3,210	6,570	9,077
Loans receivable	923,778	920,923	945,645	920,042	887,792
Allowance for loan losses	(11,214)	(11,202)	(11,115)	(10,826)	(10,765)
Net loans	912,564	909,721	934,530	909,216	877,027
Deposits	1,431,825	1,343,733	1,341,616	1,228,067	1,214,463
Demand, non-interest bearing	248,282	235,548	253,857	204,584	205,492
Interest-bearing demand, money market and savings	1,010,547	931,724	905,766	826,398	805,217
Time	172,996	176,461	181,993	197,085	203,754
Short-term borrowings	71,426	75,021	64,947	58,838	52,406
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	135,968	137,340	131,996	134,445	130,995
Asset Quality Data (Period End)
Non-accrual loans	$7,827	$8,185	$8,887	$9,640	$10,001
Loans past due 90 days or more and still accruing		-

Restructured loans	4,317	4,330	4,379	4,469	4,665
Non-performing loans	12,144	12,515	13,266	14,109	14,666
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$12,144	$12,515	$13,266	$14,109	$14,666

Allowance for loan losses	$11,214	$11,202	$11,115	$10,826	$10,765

Non-performing loans / Loans excluding held-for-sale	1.31%	1.36%	1.40%	1.53%	1.65%
Non-performing assets / Assets	0.73%	0.79%	0.84%	0.98%	1.03%
Allowance for loan losses / Loans excluding held-for-sale	1.21%	1.22%	1.18%	1.18%	1.21%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20	9/30/21	9/30/20

Interest income	$11,721	$11,380	$11,731	$10,859	$10,763	$34,832	$32,834
Interest expense	1,137	1,162	1,214	1,338	1,433	3,513	5,107
Net interest income	10,584	10,218	10,517	9,521	9,330	31,319	27,727
Provision for loan losses	-	183	275	250	250	458	1,000
Net interest income after provision for loan losses	10,584	10,035	10,242	9,271	9,080	30,861	26,727
Non-interest income:
Fees for services to customers	363	296	299	363	299	958	952
ATM and debit card	687	709	593	593	598	1,989	1,602
Retail brokerage and advisory income	218	193	167	158	141	578	423
Net realized gain (loss) on investment securities	404	294	342	242	198	1,040	367
Unrealized gain (loss) on equity securities	(836)	579	1,096	1,100	627	839	(1,147)
Net gain on sale of loans	65	120	352	689	589	537	1,035
Other	414	343	555	402	357	1,312	823
Total non-interest income	1,315	2,534	3,404	3,547	2,809	7,253	4,055
Non-interest expense:
Salaries and employee benefits	4,554	4,342	4,017	4,302	4,182	12,913	12,239
Net occupancy and furniture and equipment	1,249	1,205	1,288	1,297	1,239	3,742	3,617
Other	1,987	2,202	2,018	2,012	1,776	6,207	5,488

Total non-interest expense	7,790	7,749	7,323	7,611	7,197	22,862	21,344
Income before income taxes	4,109	4,820	6,323	5,207	4,692	15,252	9,438
Provision for income taxes	685	951	1,273	1,056	914	2,909	1,506
Net income	$3,424	$3,869	$5,050	$4,151	$3,778	$12,343	$7,932

Share and Per Share Data:
Net income - basic	$0.96	$1.09	$1.42	$1.17	$1.07	$3.47	$2.25
Net income - diluted	$0.96	$1.09	$1.42	$1.17	$1.07	$3.47	$2.25
Book value	$38.25	$38.58	$37.10	$37.79	$36.89	$38.25	$36.89
Cash dividends	$0.35	$0.35	$0.35	$0.34	$0.34	$1.05	$1.02
Average common shares outstanding - basic	3,554,664	3,556,550	3,555,028	3,551,524	3,542,805	3,555,420	3,532,555
Average common shares outstanding - diluted	3,555,832	3,557,243	3,555,028	3,551,524	3,542,805	3,555,420	3,532,677

Selected Ratios:
Return on average assets	0.84%	0.98%	1.40%	1.16%	1.06%	1.06%	0.80%
Return on average shareholders' equity	9.92%	11.53%	15.70%	12.95%	11.94%	12.31%	8.56%
Net interest margin (tax equivalent)	2.72%	2.74%	3.07%	2.82%	2.78%	2.83%	2.96%
Efficiency ratio (tax equivalent)	64.48%	59.95%	52.00%	57.52%	58.47%	58.48%	66.07%
Average shareholders' equity to total average assets	8.43%	8.53%	8.90%	8.98%	8.92%	8.61%	9.38%
Net loan charge-offs (recoveries)	$(12)	$96	$(14)	$189	$(51)	$70	$122

Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.01%	0.04%	-0.01%	0.08%	-0.02%	0.01%	0.02%

Balance Sheet (Average)
Assets	$1,623,704	$1,577,417	$1,466,520	$1,419,412	$1,411,477	$1,556,429	$1,319,948
Investment securities (AFS & Equities)	600,355	522,204	447,290	438,202	424,075	523,844	376,284
Loans receivable	922,187	938,849	932,617	904,474	880,582	931,180	856,370
Deposits	1,389,149	1,345,498	1,258,815	1,218,170	1,211,726	1,331,631	1,127,660
Shareholders' equity	136,888	134,594	130,473	127,496	125,889	134,008	123,802